As filed with the Securities and Exchange Commission on April 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Texas and Virginia	75-1743247
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(Address of Principal Executive Offices, Zip Code)

ATMOS ENERGY CORPORATION

1998 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Jessica W. Bateman

Senior Vice President, General Counsel and Corporate Secretary

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(972) 934-9227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Krista Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Atmos Energy Corporation (the “Registrant”) pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register an additional 2,000,000 shares of common stock, no par value (“Common Stock”), issuable under the Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended (the “Plan”). At the recommendation of the Registrant’s Board of Directors, the Registrant’s stockholders approved an amendment to the Plan on February 5, 2025, which increased the number of shares available for issuance under the Plan by 2,000,000 shares of Common Stock. This Registration Statement on Form S-8 relates to the additional 2,000,000 shares of Common Stock authorized to be issued under the Plan.

The information contained in the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on March 29, 2016 (SEC File No.  333-210461), together with all exhibits filed therewith or incorporated therein by reference, is hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statement.

Item 6. Indemnification of Directors and Officers.

The Texas Business Organizations Code and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses under certain circumstances. Article IX of the Registrant’s Articles of Incorporation and Article IX of the Registrant’s Bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses, including attorney’s fees, and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

As authorized by Section 8.101 of the Texas Business Organizations Code, and Section 13.1-697 of the Virginia Stock Corporation Act, each of the Registrant’s directors and officers may be indemnified by the Registrant against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that such person is or was a director or officer of the Registrant if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Organizations Code and the Virginia Stock Corporation Act. If the director or officer is found liable to the Registrant, or received an improper personal benefit from the Registrant, whether or not involving action in such person’s official capacity, then indemnification will be limited to reasonable expenses actually incurred.

Article X of the Registrant’s Articles of Incorporation provides that no director shall be personally liable to the Registrant or the Registrant’s shareholders for monetary damages for any breach of fiduciary duty as a director except for liability:

•	for any breach of duty of loyalty to the Registrant or the Registrant’s shareholders,

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided by statute, or

•	for an act related to an unlawful stock repurchase or payment of a dividend.

In addition, Article IX of the Registrant’s Articles of Incorporation and Article IX of the Registrant’s Bylaws require the Registrant to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer or, while a director or officer, serves or served at the Registrant’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

In addition, the Plan provides that no member of the Registrant’s board of directors or any committee appointed to administer the Plan, nor any officer or employee of the Registrant acting on behalf of the board of directors or such committee, will be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the board of directors or such committee and each and any officer or employee of the Registrant, acting on their behalf will, to the extent permitted by law, be fully indemnified and protected by the Registrant in respect of any such action, determination, or interpretation.

The Registrant maintains an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Restated Articles of Incorporation of Atmos Energy Corporation - Texas (As Amended Effective February 3, 2010) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on May 6, 2010).

4.2	Restated Articles of Incorporation of Atmos Energy Corporation - Virginia (As Amended Effective February 3, 2010) (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on May 6, 2010).

4.3	Amended and Restated Bylaws of Atmos Energy Corporation (as of August 4, 2023) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on August 4, 2023).

4.4	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed on November 13, 2012).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

5.2*	Opinion of Hunton Andrews Kurth LLP.

15.1*	Letter of Ernst & Young LLP Regarding Unaudited Interim Financial Information.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.2).

23.3*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Atmos Energy Corporation 1998 Long-Term Incentive Plan (as amended and restated).

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of April, 2025.

ATMOS ENERGY CORPORATION

By:	/s/ Christopher T. Forsythe
Name:	Christopher T. Forsythe
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Kevin Akers and Christopher T. Forsythe, or either of them acting alone or together, as his true and lawful attorney-in-fact and agent, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, is fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Kim R. Cocklin Kim R. Cocklin	Chairman of the Board	April 30, 2025

/s/ John K. Akers John K. Akers	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2025

/s/ Christopher T. Forsythe Christopher T. Forsythe	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 30, 2025

/s/ Michelle H. Faulk Michelle H. Faulk	Vice President and Controller (Principal Accounting Officer)	April 30, 2025

/s/ John C. Ale John C. Ale	Director	April 30, 2025

/s/ Kelly H. Compton Kelly H. Compton	Director	April 30, 2025

/s/ Sean Donohue Sean Donohue	Director	April 30, 2025

/s/ Rafael G. Garza Rafael G. Garza	Director	April 30, 2025

/s/ Edward J. Geiser Edward J. Geiser	Director	April 30, 2025

/s/ Nancy K. Quinn Nancy K. Quinn	Director	April 30, 2025

/s/ Richard A. Sampson Richard A. Sampson	Director	April 30, 2025

/s/ Telisa Toliver Telisa Toliver	Director	April 30, 2025

/s/ Frank Yoho Frank Yoho	Director	April 30, 2025